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EXHIBIT 5.1

                 [LETTERHEAD OF BROBECK, PHLEGER & HARRISON LLP]

                                February 2, 2001



InSite Vision Incorporated
965 Atlantic Avenue
Alameda, CA  94501

        Re: InSite Vision Incorporated Registration Statement on Form S-3 for $40,000,000 aggregate amount of Common Stock

Ladies and Gentlemen:

               We have acted as counsel to InSite Vision Incorporated, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to $40,000,000 aggregate amount of the Company's Common Stock (the "Shares") pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

               This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

               We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the proposed future issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares if, as and when issued in accordance with such corporate proceedings and the Registration Statement and the related prospectus (as amended and supplemented through the date of each issuance of Shares) will be legally issued, fully paid and nonassessable.

               The foregoing opinions are subject to, and qualified by, the following additional conditions:

               (a) the due authorization for issuance of such number of Shares that are offered and sold (or the reservation of such Shares as may become issuable upon the conversion or exercise of any securities issued that are exercisable or convertible for the Shares); and


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InSite Vision Incorporated                                      February 2, 2001
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               (b) such Shares will be paid for in accordance with applicable resolutions of the Board of Directors and the consideration is legal and sufficient under the General Corporation Law of the State of Delaware.

               We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                        Very truly yours,

                                        /s/ Brobeck, Phleger & Harrison LLP
                                        --------------------------------------
                                        Brobeck, Phleger & Harrison LLP